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                                                                     EXHIBIT 4.3

                              AMENDED AND RESTATED
                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

           Bowmar Instrument Corporation (the "Company") and the undersigned Rights Agent hereby amend the Rights Agreement dated as of December 6, 1996 (the "Rights Agreement") by and between the Company and American Stock Transfer and Trust Company, as Rights Agent, in accordance with Section 27 of the Rights Agreement.

     1. Section 1(a) of the Rights Agreement is hereby amended and restated to read as follows (inserted language is bolded):

           (a) "Acquiring Person" shall mean any Person (other than any Exempt Person), who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, is the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares then outstanding; provided, however, that the term "Acquiring Person" shall not include (i) a Person who is the Beneficial Owner of 15% or more of the Common Shares then outstanding solely as a result of a reduction in the number of Common Shares outstanding, unless subsequent to such reduction such Person or any Affiliate or Associate of such Person shall become the Beneficial Owner of any additional Common Shares other than as a result of a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all stockholders are treated equally, or (ii) a Person who is the Beneficial Owner of 15% or more of the Common Shares then outstanding but who acquired Beneficial Ownership of Common Shares without any plan or intention to seek control of the Corporation, if such Person promptly enters into a firm commitment to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such Shares), sufficient Common Shares (or securities convertible into or exercisable for Common Shares) so that such Person ceases to be the Beneficial Owner of 15% or more of the then outstanding Common Shares, or (iii) Mr. Edward A. White or any other Person who becomes a Beneficial Owner of the Common Shares owned by Mr. White by will or by the laws of descent and distribution, or (iv) any other Person who acquires such a Beneficial Interest in a similar fashion but any Person acquiring such a Beneficial Interest in any other fashion shall be deemed an Acquiring Person if such Beneficial Interest equals or exceeds 15% of the Common Shares then outstanding. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER ELECTRONIC DESIGNS, INC. ("EDI") NOR ANY STOCKHOLDER OF EDI OR ANY AFFILIATE OR ASSOCIATE OF EDI OR ANY SUCH STOCKHOLDER OF EDI SHALL BE DEEMED TO BE AN "ACQUIRING PERSON" BY VIRTUE OF THE APPROVAL, EXECUTION OR DELIVERY OF THE AGREEMENT AND PLAN OF MERGER BY AND AMONG THE CORPORATION, BRAVO ACQUISITION SUBSIDIARY AND EDI, DATED MAY 3, 1998, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME (THE "MERGER AGREEMENT"), OR THE EXECUTION, DELIVERY AND PERFORMANCE
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           OF AGREEMENTS OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED
           THEREBY, INCLUDING, WITHOUT LIMITATION, THE VOTING AGREEMENT BY AND BETWEEN EDI AND THE STOCKHOLDER OF THE COMPANY SIGNATORY THERETO, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME (THE "VOTING AGREEMENT"); PROVIDED, HOWEVER, THAT ANY STOCKHOLDER OF EDI OR ANY AFFILIATE OR ASSOCIATE THEREOF WHO, AS OF THE EFFECTIVE TIME (AS DEFINED IN THE MERGER AGREEMENT), IS THE BENEFICIAL OWNER OF 15% OR MORE OF THE THEN OUTSTANDING COMMON SHARES (WHICH SHALL ACCOUNT FOR AND INCLUDE ALL COMMON SHARES TO BE ISSUED TO STOCKHOLDERS OF EDI PURSUANT TO THE MERGER AGREEMENT) (THE PERCENTAGE OF BENEFICIAL OWNERSHIP OF SUCH STOCKHOLDER BEING REFERRED TO HEREIN AS THE "GRANDFATHERED PERCENTAGE") SHALL NOT BE DEEMED AN ACQUIRING PERSON FROM AND AFTER THE EFFECTIVE TIME UNLESS SUCH STOCKHOLDER BECOMES THE BENEFICIAL OWNER OF ANY ADDITIONAL COMMON SHARES; AND PROVIDED FURTHER, HOWEVER, THAT IN THE EVENT SUCH STOCKHOLDER SHALL SELL, TRANSFER, OR OTHERWISE DISPOSE OF ANY OUTSTANDING COMMON SHARES AT ANY TIME AFTER THE EFFECTIVE TIME, THE GRANDFATHERED PERCENTAGE APPLICABLE TO SUCH STOCKHOLDER SHALL, SUBSEQUENT TO SUCH SALE, TRANSFER OR DISPOSITION, MEAN THE LESSER OF (i) THE GRANDFATHERED PERCENTAGE APPLICABLE TO SUCH STOCKHOLDER AS IN EFFECT IMMEDIATELY PRIOR TO SUCH SALE, TRANSFER OR DISPOSITION OR (II) THE PERCENTAGE OF OUTSTANDING COMMON SHARES THAT SUCH STOCKHOLDER BENEFICIALLY OWNS IMMEDIATELY FOLLOWING SUCH SALE, TRANSFER OR DISPOSITION. NOTWITHSTANDING THE FOREGOING, THE GRANDFATHERED PERCENTAGE APPLICABLE TO ANY SUCH STOCKHOLDER SHALL BE 15% IN THE EVENT THAT AT ANY TIME AFTER THE EFFECTIVE TIME SUCH STOCKHOLDER BECOMES THE BENEFICIAL OWNER OF LESS THAN 15% OF THE COMMON SHARES OUTSTANDING AT SUCH TIME.

     2. Section 1(g) of the Rights Agreement be amended and restated to read as follows (inserted language is bolded):

           (g) "Distribution Date" shall mean the earlier of (i) the Close of Business on the tenth calendar day after a Share Acquisition Date or
           (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than any Exempt Person) or of the first public announcement of the intention of any Person (other than any Exempt Person) to commence a tender or exchange offer, the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 15% or more of the then outstanding Common Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights). NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY HEREIN, A "DISTRIBUTION DATE" SHALL NOT BE DEEMED TO OCCUR BY VIRTUE OF THE APPROVAL, EXECUTION OR DELIVERY OF THE MERGER AGREEMENT, THE VOTING AGREEMENT OR THE EXECUTION, DELIVERY AND PERFORMANCE OF THE AGREEMENTS OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.
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     3.    Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amended and Restated Amendment No. 1. This Amended and Restated Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts shall together constitute one document.

     4.    This Amended and Restated Amendment No. 1 is effective August 24,
1998.

                                   RIGHTS AGENT

                                   AMERICAN STOCK TRANSFER AND TRUST COMPANY

                                   By:      /s/ Carolyn B. O'Neill
                                            ----------------------
                                   Name:    Carolyn B. O'Neill
                                            ------------------
                                   Title:   Vice President
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Agreed to by:

BOWMAR INSTRUMENT CORPORATION

By:      /s/ Hamid Shokrgozar
         --------------------
Name:    Hamid Shokrgozar
         ----------------
Title:   President & CEO
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